Exhibit 10.1

AMENDED AND RESTATED

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Amended and Restated Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of July 1, 2013, by and between                    (the “Employee”) and VIVUS, Inc., a Delaware corporation (the “Company”).  The Agreement amends, restates and replaces the Change in Control and Severance Agreement previously entered into between Employee and the Company, which was dated September 4, 2009 (the “Prior Agreement”).

RECITALS

A.            It is expected that another company or other entity may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”).  The Board recognizes that such consideration can be a distraction to the Employee and may cause the Employee to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board also recognizes that circumstances may arise whereby the Employee’s employment is terminated other than in connection with a Change of Control.

B.            The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment with the Company.

C.            The Board believes that it is imperative to provide the Employee with certain benefitsupon termination of the Employee’s employment in connection with a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient income and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D.            To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided in this Agreement.

E.            Certain capitalized terms used in the Agreement are defined in Section 3 below.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.             At-Will Employment.  The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law.  If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any severance payments or benefits, other than as provided by this Agreement.  The terms of this Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied, or (ii) twenty-four (24) months after a Change of Control (provided, however, that if Employee becomes entitled to benefits under this Agreement during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied).  A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2.             Severance Benefits.

(a)           Termination Following A Change of Control.  Subject to Sections 4, 7 and 8 below, if the Employee’s employment with the Company is terminated at any time within twenty-four (24) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i)            Voluntary Resignation; Termination For Cause. If the Employee voluntarily resigns from the Company (other than for Good Reason (as defined below)) or if the Company terminates the Employee’s employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments.  The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board.

(ii)           Involuntary Termination.  If the Employee’s employment is terminated  (x) by the Company other than for Cause and other than due to Employee’s death or Disability, or (y) voluntarily by the Employee for Good Reason, then Employee shall be entitled to receive the following benefits:

(A) monthly severance payments during the period from the date of the Employee’s termination until the date twenty-four (24) months after the effective date of the termination (the “Severance Period”) equal to the monthly salary which the Employee was receiving immediately prior to the Change of Control;

(B) monthly severance payments during the Severance Period equal to one-twelfth (1/12th) of the Employee’s “target bonus” (as defined herein) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Employee pursuant to subsection (A) above;

(C) a lump sum cash payment equal to the prorated amount of the Employee’s “target bonus” for the fiscal year in which the termination occurs, calculated based on the number of months during such fiscal year in which the Employee was employed by the Company (or a successor corporation);

(D) if Employee, and any spouse and/or dependents of Employee (“Family Members”) has coverage on the date of Employee’s termination of employment under a group health plan sponsored by the Company, then reimbursement to Employee of the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for a period of up to twenty-four (24) months following Employee’s termination of employment or if earlier, the date upon which Employee and Employee’s eligible dependents become covered under similar plans, provided that Employee validly elects and is eligible to continue coverage under COBRA for Employee and the Family Members, and, provided further, that if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to Employee a taxable lump sum payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the group health coverage in effect on the date of Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of twenty-four (24) months following Employee’s termination of employment, which payment will be made regardless of whether Employee elects COBRA continuation coverage;

(D) outplacement services with a total value not to exceed Twenty Thousand Dollars ($20,000), in accordance with the then-existing policies and guidelines of the Company; provided that such outplacement benefits will be provided only in a manner that satisfies the exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(v).

(iii)          Disability; Death.  If the Company terminates Employee’s employment as a result of Employee’s disability, or Employee’s employment terminates due to Employee’s death, then Employee shall not be entitled to receive severance or other benefits except for those that have been earned but not yet paid under this agreement and those, if any, as may be established under the Company’s then existing benefit plans and practices or pursuant to other written agreements with the Company.

(b)           Acceleration of Equity Awards.  Upon the closing of a Change of Control, the vesting and exercisability of each equity award granted to the Employee by the Company (the “Equity Awards”) shall automatically vest in full and become immediately exercisable.

(c)           Termination Apart from a Change of Control.  Subject to Sections 4, 7 and 8 below, if the Employee’s employment with the Company is terminated at any time other than as provided in paragraph 2(a), then the Employee shall be entitled to receive severance benefits as follows:

(i)            Voluntary Resignation; Termination For Cause.  If the Employee voluntarily resigns from the Company (other than for Good Reason (as defined below)) or if the Company terminates the Employee’s employment for Cause (as defined below), then the Employee shall not be entitled to receive severance payments.  The Employee’s benefits will be terminated under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination or as otherwise determined by the Board.

(ii)           Involuntary Termination.  If the Employee’s employment is terminated (x) by the Company other than for Cause, or (y) voluntarily by the Employee for Good Reason, then the Employee shall be entitled to receive the following benefits:

(A) monthly severance payments during the period from the date of the Employee’s termination until the date six (6) months after the effective date of the termination (the “Severance Period”) equal to the monthly salary which the Employee was receiving immediately prior to the termination date;

(B) monthly severance payments during the Severance Period equal to one-twelfth (1/12th) of the Employee’s “target bonus” (as defined herein) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Employee pursuant to subsection (A) above;

(C) a lump sum cash payment equal to the prorated amount of the Employee’s “target bonus” for the fiscal year in which the termination occurs, calculated based on the number of months during such fiscal year in which the Employee was employed by the Company (or a successor corporation);

(D) if Employee, and any spouse and/or dependents of Employee (“Family Members”) has coverage on the date of Employee’s termination of employment under a group health plan sponsored by the Company, then reimbursement to Employee of the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) for a period of up to twenty-four (24) months following Employee’s termination of employment or if earlier, the date upon which Employee and Employee’s eligible dependents become covered under similar plans, provided that Employee validly elects and is eligible to continue coverage under COBRA for Employee and the Family Members, and, provided further, that if the Company determines in its sole discretion that it cannot provide the COBRA reimbursement benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to Employee a taxable lump sum payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the group health coverage in effect on the date of Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for a period of twenty-four (24) months following Employee’s termination of employment, which payment will be made regardless of whether Employee elects COBRA continuation coverage;

(E)  accelerated vesting of Employee’s then-outstanding and  unvested Equity Awards, to the extent that any of the then-unvested and outstanding shares of the Company’s common stock (“Shares”) subject to such Equity Awards otherwise would have vested through the date of Employee’s termination of employment with the Company (the “Termination Date”), had each such Equity Award been subject to a monthly vesting schedule from the vesting commencement date of such Equity Award through the last scheduled vesting date of such Equity

Award.  For example and by way of illustration only, if Employee holds a stock option to purchase Shares as of the Termination Date that was granted nine (9) months prior to the Termination Date, and the option began vesting nine (9) months ago on Employee’s start date and would have vested in full four (4) years thereafter, then the stock option will accelerate vesting with respect to 18.75% of the Shares subject thereto; and

(F)  outplacement services with a total value not to exceed Twenty Thousand Dollars ($20,000), in accordance with the then-existing policies and guidelines of the Company; provided that such outplacement benefits will be provided only in a manner that satisfies the exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(v).

(iii)          Disability; Death.  If the Company terminates Employee’s employment as a result of Employee’s disability, or Employee’s employment terminates due to his or her death, then Employee shall not be entitled to receive severance or other benefits except for those that have been earned but not yet paid under this agreement and for those, if any, as may be established under the Company’s then existing benefit plans and practices or pursuant to other written agreements with the Company.

3.             Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

(a)           Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)            Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule l3d-3 under said Act), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the total voting power represented by the Company’s then outstanding voting securities without the approval of the Board; or

(ii)           Merger/Sale of Assets.  A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iii)          Change in Board Composition.  A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of July 1, 2013, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened Proxy contest relating to the election of directors to the Company).

(b)           Cause.  “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexcused absences from the Company, (iii) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude and causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(c)           Disability.  “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code unless the Company maintain a long-term disability plan at the time of Employee’s termination, in which case the determination of disability under such plan shall also be considered “Disability” for purposes of this Agreement.

(d)           Good Reason.  “Good Reason” shall mean the Employee’s voluntary termination, upon thirty (30) days prior written notice to the Company, after any one of the following events: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with the Employee’s position with the Company and the Employee’s prior duties, responsibilities and requirements (including, for example, but not by way of limitation, a material reduction due to the Company becoming part of a larger entity, unless Employee receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to the Company as a division, subsidiary or business unit of the total combined entity (e.g., a material reduction as a result of the Chief Financial Officer of the Company not having the job duties, responsibilities and requirements as the Chief Financial Officer of the combined entity)); (ii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom Employee is required to report (including, for example, but not by way of limitation, a material reduction due to the Company becoming a part of a larger entity and Employee no longer reporting to the Chief Executive Officer of the total combined entity) (iii) a material reduction of the Employee’s base compensation; or (iv) the Employee’s refusal to relocate to a facility or location more than thirty (30) miles from the Company’s current location; provided, however, that a voluntary termination of Employee for any events listed under this Section (d)(i) through (d)(iv) shall not constitute “Good Reason” if such event or events are cured by the Company within thirty (30) days after receipt of written notice from the Employee of Employee’s intent to terminate employment pursuant to this Section.

(e)           Target Bonus.  “Target bonus” shall mean that percentage of the Employee’s base salary that is prescribed by the Company under its Management Bonus Program as the percentage of such base salary payable to the Company as a bonus if the Company pays bonuses at one-hundred percent (100%) of its operating plan.

4.                                      Limitation on Payments.  In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and, (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 2 (the “280G Amounts”) will be either:

(a)                                 delivered in full; or

(b)                                 delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 4 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.

In the event that a reduction of 280G Amounts is made in accordance with this Section 4, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:  (1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (2) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G; (3) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and (4) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).  In no event will Employee have any discretion with respect to the ordering of payment reductions.

5.                                      Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  The terms of this Agreement and all of the Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.                                      Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  Mailed notices to the Employee shall be addressed to the Employee at the home address which the Employee most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.                                      Conditions to Receipt of Severance.  As a condition to receiving the severance and other benefits under this Agreement, Employee will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit A (the “Release”).  The Release must become effective and irrevocable no later than the sixtieth (60th) day following Employee’s termination of employment (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, Employee will forfeit any right to the severance and other benefits under this Agreement.  In no event will the severance or other benefits under this Agreement be paid or provided until the Release becomes effective and irrevocable.  Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the severance payments and benefits under this Agreement will be paid, or in the case of installments, will commence, within ten (10) days following the date that the Release becomes effective and irrevocable (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to Employee during the period immediately following Employee’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to Employee on the Severance Start Date, with any remaining payments to be made as provided in this Agreement.

8.                                      Miscellaneous Provisions.

(a)                                 No Duty to Mitigate.  The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)                                 Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, including but not limited to the Prior Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d)                                 Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e)                                  Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f)                                   Arbitration.  Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(g)                                  Legal Fees and Expenses.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.  Provided, however, in the event that Employee is required to incur attorneys’ fees in order to obtain any payments or benefits under this Agreement, and provided that Employee prevails on at least one material issue related to his or her claim(s) under the Plan, then the Company will reimburse the attorneys’ fees incurred by Employee.

(h)                                 No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (h) shall be void.

(i)                                     Employment Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j)                                    Assignment by Company.  The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.  In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

9.                                      Section 409A.

(a)                                 Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until Employee has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(b)                                 It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in 9(d) below or resulting from an involuntary separation from service as described in Section 9(e) below.  In no event will Employee have discretion to determine the taxable year of payment of any Deferred Payment.  Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments commence on, the sixty-first (61st) day following Employee’s separation from service, or if later, such time as required by Section 9(c).  Except as required by Section 9(c), any payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixty-first (61st) day following Employee’s separation from service and any remaining payments will be made as provided in this Agreement.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)                                 Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 9(a) above.

(e)                                  Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 9(a) above.

(f)                                   The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A.  In no event will the Company reimburse Employee for any taxes that may be imposed on Employee as result of Section 409A.

For purposes of this Agreement “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Company’s taxable year preceding the Company’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duty authorized officer, as of the day and year first above written.

VIVUS, Inc.		Employee

Name:	Timothy E. Morris	Name:
Title:	Chief Financial Officer	Title:
Date:		Date:

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between                                          (“Employee”) and VIVUS, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

Whereas, in connection with Employee’s termination of employment effective as of                                       , 201    , Employee is eligible to receive the severance benefits provided in the Amended and Restated Change of Control and Severance Agreement (the “Severance Agreement”) dated July 3, 2013, subject to the terms and conditions set forth therein including (but not limited to) entering into a release of claims agreement in favor of the Company under Section 7 of the Severance Agreement.

Whereas, in consideration for such severance benefits provided under the Severance Agreement and pursuant to Section 7 of the Severance Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

Now, therefore, Employee covenants and agrees as follows:

1.                                      Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2.                                      Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date (as defined below) of this Agreement, including, without limitation:

a.                                      any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.                                      any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.                                       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.                                      any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.                                       any and all claims for violation of the federal or any state constitution;

f.                                        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.                                       any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.                                      any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Agreement.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Notwithstanding the foregoing, Employee acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Paragraph 9, which precludes Employee from filing a claim with the Division of Labor Standards Enforcement.  Further, Employee will not be deemed to have waived his/her right to indemnification in accordance with the Company’s certificate of incorporation and bylaws[, which indemnifies and holds Employee harmless from and against any and all liability, loss, damages or expenses incurred as a result of, arising out of, or in any way related to, Employee’s service as an officer or director of the Company, to the same extent as with respect to other officers and directors of the Company].  Employee represents that he/she has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

3.                                      Acknowledgment of Waiver of Claims under ADEA. [The following provision to be included if Employee is at least 40 years of age:] Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date.

4.                                      California Civil Code Section 1542.  Employee acknowledges that he/she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he/she may have thereunder, as well as under any other statute or common law principles of similar effect.

5.                                      No Pending or Future Lawsuits.  Employee represents that he/she has no lawsuits, claims, or actions pending in his/her name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he/she does not intend to bring any claims on his/her own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

6.                                      Trade Secrets and Confidential Information/Company Property.  Employee reaffirms and agrees to observe and abide by the terms of the [Confidentiality Agreement], specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees.  Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company.

7.                                      No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

8.                                      Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

9.                                      ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”).  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR

ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

10.                               Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement.  Employee agrees and understands that he/she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.

11.                               Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12.                               No Representations.  Employee represents that he/she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

13.                               Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

14.                               Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

15.                               Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement.

16.                               No Oral Modification.  This Agreement may only be amended in a writing signed by Employee and the Company’s [Chief Executive Officer].

17.                               Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of California.

18.                               Effective Date.  [Employee understands that this Agreement shall be null and void if not executed by him/her within twenty one (21) days.  Each Party has seven (7) days after that Party signs this Agreement to revoke it.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).]/OR/[If Employee is under age 40, the following provision will apply:  Employee understands that this Agreement shall be null and void if not executed by him/her within seven (7) days.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).]

19.                               Counterparts.  This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

20.                               Voluntary Execution of Agreement.  Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)                                 he/she has read this Agreement;

(b)                                 he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)                                  he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

, an individual

Dated: , 201
[Name]

VIVUS, INC.

Dated: , 201	By
[Name, Title]